Exhibit 10.9

MGC DIAGNOSTICS CORPORATION
POLICY ON DIRECTOR ELECTION
ON STOCK IN LIEU OF QUARTERLY RETAINER
(ADOPTED MAY 29, 2013)

          MGC believes it is important for directors to own Company common stock and has adopted share ownership guidelines. Recognizing that it may be difficult for directors to obtain stock in the open market from time to time, the Company has provided that a portion of non-employee directors’ annual fees are payable in restricted stock of the Company, vesting over one year.

          In addition, the Board of Directors will give directors the option to designate a part of their annual cash retainer to be paid in Company common stock. These annual retainers are paid quarterly in advance.

          This Policy will begin with the fiscal quarter beginning August 1, 2013. For each quarter beginning on or after August 1, 2013, each non-employee director may elect, no later than the 30 days prior to the beginning of the quarter, to have a percentage of that director’s quarterly cash retainer, excluding Chair fees, paid in Company common stock.

          The election must be made during an open window period and will remain in effect until rescinded or changed. All stock will be issued as of the first day of the quarter with a value equal to closing price on the previous day.